UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

GOUVERNEUR BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-56605	37-2102925
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Church Street, Gouverneur, New York 13642

(Address of principal executive offices, including zip code)

(315) 287-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition.

On October 30, 2025, Gouverneur Bancorp, Inc. (the “Company”) issued a press release announcing its financial results for the three months and year ended September 30, 2025. A copy of the Company’s press release is attached as Exhibit 99.1 and is furnished herewith.

The information contained in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific references in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2025, Gouverneur Savings and Loan Association (the “Bank”) entered into change in control agreements (the “Agreements”) with (i) Stephen M. Jefferies, President and Chief Executive Officer of the Company and the Bank, (ii) James D. Campanaro, Vice President and Chief Financial Officer of the Company and the Bank, and (iii) Sadie M. Hall, Vice President, Chief Operating Officer and Compliance Officer of the Company and the Bank (each, an “Executive”).  The Company was also a signatory to each of the Agreements, solely for purposes of guaranteeing the performance of the Bank under the Agreements.

Each of the Agreements has a term of twenty-four months.  Commencing on October 30, 2026, and continuing each October 30th thereafter, the term of each Agreement will extend for an additional twelve months, so that the remaining term of the Agreement is always twenty-four months, unless the Bank provides written notice of non-renewal to the Executive as required under the Agreement.

Under each Agreement, in the event that the Executive’s employment is involuntarily terminated without “cause” (as defined in the Agreement), or the Executive resigns for “good reason” (as defined in the Agreement), concurrent with, or within twenty-four months after, a change in control of the Bank or the Company, the Executive will be entitled to receive: (i) the Executive’s earned but unpaid base salary, accrued but unused vacation leave and earned but unpaid annual bonus, through the Executive’s termination date; (ii) a lump sum cash payment equal to two times the sum of (a) the Executive’s then current base salary and (b) the average of the cash bonuses earned by the Executive over the three years immediately preceding the change in control; and (iii) continued COBRA coverage, at the Bank’s expense, in the Bank’s health, dental and vision plans through the earlier of (a) 18 months following the date of the Executive’s termination or (b) the procurement by the Executive of such insurance coverage under another plan.

Each Agreement includes a “net after tax benefit” provision if the change in control severance benefits under the Agreement or otherwise would result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The net after tax benefit approach would reduce the Executive’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid compared to the payments and benefits the Executive would receive net of the excise tax if no reduction were made to the payment and benefits.

The Company will file copies of the Agreements as exhibits to its Annual Report on Form 10-K for the year ended September 30, 2025.

Item 9.01     Financial Statements and Other Exhibits.

(d)	Exhibits:

99.1	Press Release dated October 30, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOUVERNEUR BANCORP, INC.

By:	/s/ James D. Campanaro
Name:	James D. Campanaro
Title:	Vice President and Chief Financial Officer

Date: October 31, 2025

3